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                                                                 Exhibit (a)(11)

Metro Center, One Station Place
Stamford, CT 06902
Tel (203) 969-8700 Fax (203) 977-8354                [THOMSON LOGO]
www.thomson.com


NEWS RELEASE

INVESTOR CONTACTS:                             MEDIA CONTACTS:
------------------                             ---------------
John Kechejian                                 Jason C. Stewart
Vice President, Investor Relations             Director, Public Relations
The Thomson Corporation                        The Thomson Corporation
(203) 328-9470                                 (203) 328-8339
john.kechejian@thomson.com                     jason.stewart@thomson.com

                                               John Shaughnessy
                                               Thomson Legal & Regulatory
                                               (651) 687-4749
                                               john.shaughnessy@westgroup.com


FOR IMMEDIATE RELEASE

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                    THE THOMSON CORPORATION COMPLETES TENDER
                       OFFER FOR ELITE INFORMATION GROUP
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(Unless otherwise stated, all amounts are in US dollars)

        STAMFORD, CONN. AND TORONTO, May 9, 2003 - The Thomson Corporation (TSX:
TOC; NYSE: TOC) announced today that Gulf Acquisition Corp., an indirect wholly owned subsidiary of Thomson formed solely for the purpose of acquiring shares of Elite Information Group, Inc. (Nasdaq: ELTE), has completed its cash tender offer for all of the outstanding shares of common stock of Elite.

     The tender offer expired at 12:00 midnight (EDT), on Thursday, May 8, 2003. Based on a preliminary count by Computershare Trust Company of New York, the depositary for the offer, 7,773,208 shares of Elite common stock (constituting approximately 98.1% of the outstanding common stock) had been tendered and not withdrawn. All of the conditions to complete the cash tender offer have been satisfied. Gulf Acquisition has accepted for payment all Elite shares validly tendered and not withdrawn as of the expiration date of the offer and will pay promptly $14.00 per share, net to the seller in cash, without interest, for all of such shares of Elite common stock.

     In the proposed second step of the acquisition, Thomson plans to merge Gulf Acquisition with and into Elite. As a result, each share of Elite common stock not previously purchased in the tender offer will be converted into the right to receive $14.00 per share, except for those shares held by Elite stockholders who seek appraisal of their shares pursuant to applicable provisions of Delaware law. The proposed merger is not subject to the approval of the remaining outstanding stockholders of Elite.

                                    - more -
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ABOUT THE THOMSON CORPORATION

     The Thomson Corporation (http://www.thomson.com), with 2002 revenues of $7.8 billion, is a global leader in providing integrated information solutions to business and professional customers. Thomson provides value-added information, software applications and tools to more than 20 million users in the fields of law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare. The Corporation's common shares are listed on the Toronto and New York stock exchanges (TSX: TOC; NYSE: TOC).

     This news release may include forward-looking statements, which are based on certain assumptions and reflect current expectations of Thomson and Elite. Any forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of the factors that could cause actual results to differ materially from current expectations are discussed in materials Thomson or Elite has filed with the securities regulatory authorities in Canada and the United States, as the case may be, from time to time, including the Thomson annual report on Form 40-F for the year ended December 31, 2002 and the Elite annual report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. These risks include those associated with the ability of Thomson to fully derive anticipated benefits from its acquisitions. Thomson disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.